Exhibit 5.1

May 12, 2022

Westwater Resources, Inc.

6950 South Potomac Street, Suite 300

Centennial, Colorado 80112

Ladies and Gentlemen:

We are acting as counsel to Westwater Resources, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 250,000 newly issued shares of the common stock, par value $0.001 per share, of the Company (the "Shares"), all of which Shares are issuable pursuant to the Westwater Resources, Inc. Employment Inducement Incentive Award Plan (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

1710 Sixth Avenue North Birmingham, AL 35203 balch.com	P.O. Box 306 Birmingham, AL 35201	ALABAMA | FLORIDA | GEORGIA | MISSISSIPPI | TEXAS | WASHINGTON, DC

May 12, 2022

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares, if any, as may be specified in the applicable resolutions of the Board of Directors, or a duly authorized committee thereof, and in the Plan, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Yours very truly,

/s/ Balch & Bingham LLP
Balch & Bingham LLP